Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-67701 on Form N-2 of our report dated November 26, 2008, relating to the financial statements and financial highlights of Morgan Stanley Prime Income Trust (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2008, and to the references to us on the cover page of the Statement of Additional Information and under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York

January 27, 2009